As filed with the Securities and Exchange Commission on November 27, 2002
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               AMEREN CORPORATION
             (Exact name of registrant as specified in its charter)

            MISSOURI                                             43-1723446
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103
                                 (314) 621-3222
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

     Ameren Corporation Employee Long-Term Savings Plan - IUOE Local No. 148
         (formerly known as the Central Illinois Public Service Company
              Employee Long-Term Savings Plan - IUOE Local No. 148)
     Ameren Corporation Employee Long-Term Savings Plan - IBEW Local No. 702
         (formerly known as the Central Illinois Public Service Company
              Employee Long-Term Savings Plan - IBEW Local No. 702)
                           (Full titles of the plans)

                                WARNER L. BAXTER
                         Senior Vice President, Finance

                               STEVEN R. SULLIVAN
         Vice President Regulatory Policy, General Counsel and Secretary
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103
                                 (314) 621-3222
          (Names and address, including zip code, and telephone number, including area code, of agents for service)


                                            CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                           PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE       OFFERING PRICE        AGGREGATE              AMOUNT OF
        TO BE REGISTERED             REGISTERED(1)(2)(3)     PER SHARE(3)      OFFERING PRICE(4)    REGISTRATION FEE(5)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,           200,000 shares          $40.11            $8,022,000                $739
including related plan interests -
Employee Long-Term Savings Plan
IUOE Local No. 148
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,           200,000 shares          $40.11            $8,022,000                $739
including related plan interests -
Employee Long-Term Savings Plan
IBEW Local No. 702
-----------------------------------------------------------------------------------------------------------------------
     Total                              400,000 shares          $40.11           $16,044,000              $1,478
=======================================================================================================================

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends or similar transactions, in accordance with the provisions of the Plan.
(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(3) The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.
(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant's common stock on the New York Stock Exchange composite tape on November 20, 2002.
(5) Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee for the common stock.

================================================================================

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, previously filed with the Securities and Exchange Commission ("SEC") by Ameren Corporation (the "Company"), the Ameren Corporation Employee Long-Term Savings Plan - IUOE Local No. 148 and the Ameren Corporation Employee Long-Term Savings Plan - IBEW Local No. 702 (such Plans being referred to herein, collectively, as the "Plans") pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

     (1) the Company's Annual Report on Form 10-K for the year ended December 31, 2001;

     (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     (3) the Company's Current Reports on Form 8-K dated January 7, 2002, February 14, 2002, April 29, 2002, May 28, 2002, July 12, 2002, July
          16, 2002, July 25, 2002 and August 30, 2002;

     (4) the description of the rights to purchase shares of the Company's Series A junior participating preferred stock contained in the Company's registration statement on Form 8-A dated November 23, 1998;

     (5) the Annual Report on Form 11-K for the year ended December 31, 2001 of the Ameren Corporation Employee Long-Term Savings Plan - IUOE Local No. 148; and

     (6) the Annual Report on Form 11-K for the year ended December 31, 2001 of the Ameren Corporation Employee Long-Term Savings Plan - IBEW Local No. 702.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

                           DESCRIPTION OF COMMON STOCK

GENERAL

     The following descriptions of the Company's common stock and the relevant provisions of the Company's restated articles of incorporation and by-laws are summaries and are qualified by reference to the Company's restated articles of incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement as well as the applicable Missouri General and Business Corporation Law.

     Under the Company's restated articles of incorporation, the Company is authorized to issue 400 million shares of common stock, $.01 par value per share, and 100 million shares of preferred stock, $.01 par value per share. At September 30, 2002, 153,477,131 shares of common stock and no shares of preferred stock were outstanding.

DIVIDEND RIGHTS AND LIMITATIONS

     The holders of the Company's common stock are entitled to receive such dividends as the Company's board of directors may from time to time declare, subject to any rights of the holders of the Company's preferred stock, if any is issued. The Company's ability to pay dividends depends primarily upon the ability of the Company's subsidiaries to pay dividends or otherwise transfer funds to the Company. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances.

VOTING RIGHTS

     Except as otherwise provided by law and subject to the voting rights of holders of the Company's preferred stock, the holders of the Company's common stock have the exclusive right to vote for the election of directors and for all other purposes. Each holder of the Company's common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The common stock shall vote together as a single class. The holders of the Company's common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of stockholders, a majority of the outstanding shares of common stock constitutes a quorum.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company's affairs, voluntarily or involuntarily, the holders of the Company's common stock will be entitled to receive the remainder, if any, of the Company's assets after the payment of all the Company's debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

MISCELLANEOUS

     The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of the Company's common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Company's common stock does not contain any redemption provisions or conversion rights.

TRANSFER AGENT AND REGISTRAR

     Ameren Services Company acts as transfer agent and registrar for the common stock.

SHAREHOLDER RIGHTS PLAN

     On October 9, 1998, the Company's board of directors adopted a shareholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock. The plan is designed to assure shareholders of fair and equal treatment in the event of a proposed takeover. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A junior participating preferred stock, par value $.01 per share, at an exercise price of $180 per one one-hundredth of a share of such preferred stock, subject to adjustment. The rights will become exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. If a person or group acquires 15% or more of the Company's outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's outstanding common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. The acquiring person or group will not be entitled to exercise these rights.

     The SEC approved the plan under the Public Utility Holding Company Act of 1935 in December 1998. The rights were issued as a dividend payable January 8, 1999, to shareholders of record on that date. The rights will expire on October

9, 2008. One right will accompany each new share of the Company's common stock issued prior to such expiration date. The rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the Company's per-share earnings.

     The Company has 4 million shares of preferred stock initially reserved for issuance upon exercise of the rights. There is no junior participating preferred stock issued or outstanding as of the date of the filing of this registration statement.

     The description and terms of the rights are set forth in an agreement between the Company and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as rights agent. The preceding summary of the rights and the shareholder rights plan is qualified in its entirety by reference to the rights agreement and the description thereof each contained in the Company's registration statement on Form 8-A dated November 23, 1998, which is incorporated by reference.

CERTAIN ANTI-TAKEOVER MATTERS

     The Company's restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of the Company's stock or delaying or preventing a change in the Company's control. The material provisions that may have such an effect include:

     o authorization for the Company's board of directors (subject to any required regulatory approval) to issue the Company's preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

     o advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Company's board of directors;

     o the prohibition of shareholder action by less than unanimous written consent without a meeting; and

     o provisions specifying that only the chief executive officer or the board of directors (by a majority vote of the entire board of directors) may call special meetings of stockholders, and that the chairman of the meeting may adjourn a meeting of stockholders from time to time, whether or not a quorum is present.

     In addition, the Missouri General and Business Corporation Law, or the MGBCL, contains certain provisions, including business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving the Company or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquiror and thus discouraging any such transaction. The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the business combination provisions, and the Company's restated articles of incorporation opt out of such provisions.

     Under the Illinois Public Utilities Act, approval of the Illinois Commerce Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. Because the Company controls a majority of the voting stock of Central Illinois Public Service Company, or AmerenCIPS, and Union Electric Company, or AmerenUE, both public utilities subject to Illinois utility regulation, any change in the Company's ownership or control, within the meaning of the Illinois Public Utilities Act, would require Illinois Commerce Commission approval. Certain acquisitions by any person of the Company's outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Steven R. Sullivan, Esq., the Company's Vice President Regulatory Policy, General Counsel and Secretary, will pass upon the validity of the offered securities. As of November 21, 2002, Mr. Sullivan owned 406 shares of the

Company's common stock. Mr. Sullivan has been granted options to purchase 30,100 shares of the Company's common stock, of which options to purchase 12,850 shares are fully vested, and he has been awarded 4,922 restricted shares of the Company's common stock, none of which are fully unrestricted.

     The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 2002 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IV of the Company's by-laws, consistent with the applicable provisions of the MGBCL, provides for indemnification of directors and officers. These provisions provide that any person shall be indemnified for expenses and liabilities imposed upon such person in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In a proceeding brought by or in the right of the Company, indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been liable to the Company if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The by-laws, consistent with the applicable provisions of the MGBCL, provide that indemnification shall be made by the Company only if a determination has been made by a majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel, that the director or officer met the required standard of conduct. The Company has purchased insurance on behalf of its officers and directors which insures them against certain liabilities and expenses, including those under the Securities Act of 1933.

     The by-laws, consistent with the applicable provisions of the MGBCL, further provide that, in addition to the indemnities described in the preceding paragraphs, the Company will further indemnify its officers and directors to the maximum extent permitted by law, provided that no indemnity may be given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct.

ITEM 8.   EXHIBITS.

Exhibit
Number        Description of Exhibit
-------       ----------------------

**4.1         Restated Articles of Incorporation of the Company (File No.
              33-64165, Annex F).

**4.2 Certificate of Amendment to the Restated Articles of Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1997 (1998 Form 10-K, Exhibit 3(i)).

**4.3 By-laws of the Company as amended to December 31, 1997 (1997 Form 10-K, Exhibit 3(ii)).

**4.4 Agreement, dated as of October 9, 1998, between the Company and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (October 14, 1998 Form 8-K, Exhibit 4).

*5 Opinion of Steven R. Sullivan, Esq., Vice President Regulatory Policy, General Counsel and Secretary of the Company, regarding the legality of the securities.

*23.1 Consent of Steven R. Sullivan, Esq. (included in opinion, attached hereto as Exhibit 5).

*23.2         Consent of independent accountants.

*24           Power of Attorney.

*  Filed herewith.

** Incorporated herein by reference as indicated.

ITEM 9.   UNDERTAKINGS.

a.   The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, and State of Missouri, on the 26th day of November, 2002.

                                                    AMEREN CORPORATION
                                                       (REGISTRANT)


                                         By      /s/ Charles W. Mueller
                                            ------------------------------------
                                                     Charles W. Mueller
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                             TITLE                          DATE
         ---------                             -----                          ----
  /s/ Charles W. Mueller                Chairman and Chief             November 26, 2002
----------------------------            Executive Officer
      Charles W. Mueller          (Principal Executive Officer)


  /s/ Gary L. Rainwater                 President and Chief            November 26, 2002
----------------------------             Operating Officer
      Gary L. Rainwater


  /s/ Warner L. Baxter            Senior Vice President, Finance       November 26, 2002
----------------------------      (Principal Financial Officer)
      Warner L. Baxter


  /s/ Martin J. Lyons                       Controller                 November 26, 2002
----------------------------      (Principal Accounting Officer)
      Martin J. Lyons


             *                               Director                  November 26, 2002
----------------------------
    William E. Cornelius

             *                               Director                  November 26, 2002
----------------------------
   Clifford L. Greenwalt

             *                               Director                  November 26, 2002
----------------------------
       Thomas A. Hays

             *                               Director                  November 26, 2002
----------------------------
      Richard A. Liddy

             *                               Director                  November 26, 2002
----------------------------
      Gordon R. Lohman


                                      II-8


         SIGNATURE                             TITLE                          DATE
         ---------                             -----                          ----

             *                               Director                  November 26, 2002
----------------------------
     Richard A. Lumpkin

             *                               Director                  November 26, 2002
----------------------------
   John Peters MacCarthy

             *                               Director                  November 26, 2002
----------------------------
     Hanne M. Merriman

             *                               Director                  November 26, 2002
----------------------------
    Paul L. Miller, Jr.

             *                               Director                  November 26, 2002
----------------------------
      Harvey Saligman

             *                               Director                  November 26, 2002
----------------------------
     James W. Wogsland


* By: /s/ Steven R. Sullivan
      ----------------------
      Steven R. Sullivan
      Attorney-in-Fact

     THE PLANS. Pursuant to the requirements of the Securities Act of 1933, the persons who administer the undersigned employee benefit plans have duly caused this Registration Statement to be signed on their behalf by the undersigned thereunto duly authorized, in the City of St. Louis and State of Missouri, on the 26th day of November, 2002.

                                           AMEREN CORPORATION EMPLOYEE LONG-TERM
                                           SAVINGS PLAN - IUOE LOCAL NO. 148

                                           AMEREN CORPORATION EMPLOYEE LONG-TERM
                                           SAVINGS PLAN - IBEW LOCAL NO. 702


                                           By        /s/ Jerre E. Birdsong
                                              ----------------------------------
                                                       Jerre E. Birdsong
                                                  Vice President and Treasurer
                                                    Ameren Services Company

                                  EXHIBIT INDEX


**4.1         Restated Articles of Incorporation of the Company (File No.
              33-64165, Annex F).

**4.2 Certificate of Amendment to the Restated Articles of Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1997 (1998 Form 10-K, Exhibit 3(i)).

**4.3 By-laws of the Company as amended to December 31, 1997 (1997 Form 10-K, Exhibit 3(ii)).

**4.4 Agreement, dated as of October 9, 1998, between the Company and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (October 14, 1998 Form 8-K, Exhibit 4).

*5 Opinion of Steven R. Sullivan, Esq., Vice President Regulatory Policy, General Counsel and Secretary of the Company, regarding the legality of the securities.

*23.1 Consent of Steven R. Sullivan, Esq. (included in opinion, attached hereto as Exhibit 5).

*23.2         Consent of independent accountants.

*24           Power of Attorney.

*  Filed herewith.

** Incorporated herein by reference as indicated.